Exhibit 10.6

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Employment Agreement

Carbon Revolution Operations Pty Ltd

and

Gerard Buckle

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Employment Agreement

Table of Contents

1.	Definitions & Interpretation	3

2.	Position and Duration	5

3.	Probationary Period	5

4.	Remuneration	5

5.	Expenses	6

6.	Duties	6

7.	Service	7

8.	Hours of Work	7

9.	Leave	8

10.	Company Policies and Procedures	9

11.	Occupational Health and Safety	9

12.	Intellectual Property	9

13.	Confidential Information	10

14.	Termination of Employment	11

15.	Restrictive Covenant	12

16.	Suspension	14

17.	Governing Law and Jurisdiction	14

18.	General Provisions	14

Schedule 1 – Remuneration		16

Schedule 2 – Key Duties and Responsibilities of the Position		18

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Employment Agreement

Employment Agreement

Date	7th August 2019
Parties
	1.	Carbon Revolution Operations Pty Ltd (ACN 154 435 355) of Geelong Technology Precinct, 75 Pigdons Road, Waurn Ponds VIC 3216 (the Company).
	2.	Gerard Buckle of [***] (the Employee)

1.	Definitions & Interpretation

1.1	In this Agreement (including the background) unless the context otherwise requires:

Act means the Fair Work Act 2009 (Cth).

Agreement means the terms and conditions contained in this document, including any Schedules and Attachments, and includes any variations made to it.

Business means the business of the Group.

Business Day means a day which is not a Saturday, Sunday or public holiday in Victoria.

Confidential Information means:

(a)	all information whether oral, graphic, written or in any other form (Information) regarding the current or future business interests, methodology or affairs of the Group;

(b)	all Information that is by its nature confidential, or is designated by the Group as confidential, or which the Employee knows or ought reasonably to be expected to know is confidential; and

(c)	all other Information belonging or relating to the Group,

but excluding:

(d)	any Information which is lawfully already in the public domain, or becomes part of the public domain other than due to the fault of the Employee or any person for whom the Employee is responsible; and

(e)	any Information which is required to be disclosed by law;

Corporations Act means the Corporations Act 2001 (Cth).

Customer means a customer of the Group with whom the Employee had direct dealings or in relation to whom the Employee had access to Confidential Information in the 12 months prior to the Termination Date.

Employment means the employment of the Employee by the Company under this Agreement.

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Employment Agreement

Group means the Company and each Related Body Corporate of the Company from time to time.

Immediate Family means:

(a)	spouse, de facto partner, child, parent, grandparent, grandchild or sibling of the Employee; or

(b)	a child, grandparent, grandchild or sibling of a spouse or de facto partner of the Employee.

Intellectual Property Rights means all present and future intellectual and industrial property rights conferred by statute, at common law or in equity, including (without limitation):

(a)	patents, designs, copyright, rights in circuit layouts, plant breeder’s rights, trade marks, know how, brand names, domain names, inventions, product names, trade secrets, the right to have confidential information kept confidential and other results of intellectual effort in the scientific, technological, bio technological, industrial, literary or artistic and commercial fields, whether or not registered or capable of registration;

(b)	any application or right to apply for registration of any of those rights;

(c)	any registration of any of those rights or any registration of any application referred to in paragraph (b); and

(d)	all renewals and extensions of these rights.

Key Person means a director, employee, agent, associate, contractor or advisor of the Group with whom the Employee had direct dealings or in relation to whom the Employee had access to Confidential Information in the 24 months prior to the Termination Date

Month means calendar month.

NES means the National Employment Standards.

Position means the position specified in clause 2.1.

Related Body Corporate has the meaning given to it by sections 9 and 50 of the Corporations Act 2001 (Cth).

Termination Date means the date on which the Employment ends for any reason.

1.2	In this Agreement unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	the second person singular pronoun includes the possessive;

(c)	each gender includes the other;

(d)	the word “person” means a natural person and any association, body or entity whether incorporated or not;

(e)	headings in this Agreement are for convenience only and do not affect its interpretation or construction;

(f)	a reference to writing includes any communication sent by post, fax or e-mail transmission;

(g)	where any word or phrase is defined, any other part of speech or other grammatical form of that word or phrase has a cognate meaning;

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Employment Agreement

(h)	a reference to any statute, proclamation, rule, code, regulation or ordinance includes any amendment, consolidation, modification, re-enactment or reprint of it or any statute, proclamation, rule, code, regulation or ordinance replacing it;

(i)	all monetary amounts are in Australian currency;

(j)	a reference to time refers to time in Melbourne, Australia;

(k)	mentioning anything after “include”, “includes” or “including” does not limit what else might be included;

(I)	no rule of construction applies to the disadvantage of a party because this Agreement is prepared by (or on behalf of) that party;

(m)	a reference to any thing is a reference to the whole and each part of it;

(n)	a reference to a group of persons is a reference to all of them collectively and to each of them individually;

(o)	words and expressions defined in the Corporations Act as at the date of this Agreement have the meanings given to them in the Corporations Act at that date; and

(p)	a reference to a clause, or paragraph, or schedule or annexure is a reference to a clause or paragraph of, or schedule or annexure to, this Agreement and a reference to this Agreement includes any schedules and annexures.

2.	Position and Duration

2.1	The Employee will be employed by the Company pursuant to this Agreement in the Position of Chief Financial Officer of the Group and will commence employment on [or 9th September] the [2nd September] 2019 (Commencement Date).

2.2	The Company acknowledges that the Employee’s employment with the Company commenced on the Commencement Date and the Employee’s service from that date will be recognised by the Company for all service related benefits.

2.3	The principal place of work will be located at Geelong, however the Employee may be required to work at other locations, including but not limited to Melbourne, and travel interstate and overseas from time to time.

3.	Probationary Period

(a)	The Employment will be on a probationary period for 6 months (Probationary Period) from the Commencement Date.

(b)	At any time during the Probationary Period the Employment may be terminated by the Employee or the Company on 4 week’s notice or payment in lieu of notice.

4.	Remuneration

4.1	The Company will pay the Employee the remuneration as set out in Schedule 1.

4.2	Any variation in the remuneration as set out in the Schedule 1 will be confirmed in writing by the Company.

4.3	The Employee acknowledges that the Employee’s remuneration includes an amount in consideration of the Employee agreeing to be bound by the restraints in clause 15.

4.4	The remuneration will be in arrears on a fortnightly basis into a bank account nominated by the Employee. Payment will be made approximately on a Wednesday on a fortnightly basis.

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4.5	Except as expressly provided for in this Agreement, the Employee acknowledges and agrees that the Employee’s remuneration is paid in full satisfaction of any and all entitlements legally payable to the Employee, including penalties, loadings, and allowances, including in respect of overtime and work outside of ordinary hours.

4.6	The Company will pay the statutory superannuation entitlement which is currently 9.5% of the Employee’s total remuneration or the maximum contribution base, whichever is the lesser, or any other level required by law from time to time to a superannuation fund nominated by the Employee.

4.7	The Employee may elect to salary package the Employee’s remuneration with the agreement of the Company, provided that the total cost of the Employee’s remuneration to the Company will not increase due to any salary packaging arrangement including any fringe benefits tax payable by the Company.

4.8	The Company may award bonuses and/or incentives to the Employee from time to time. Any such bonus payments or incentives shall be entirely at the discretion of the Company. The Company may award bonuses for performance which meets key performance indicators and core function and leadership competencies.

4.9	The Employee hereby authorises the Company to make deductions from any payment owing to the Employee to recover any debt owed by the Employee to the Company (to the fullest extent permitted by law), including as a result of previous over-payment to the Employee.

4.10	The Company will review your remuneration annually. However, there is no guarantee that your remuneration will be increased.

5.	Expenses

5.1	In addition to the remuneration payable under clause 4 of this Agreement, all reasonable travel and out of pocket expenses actually and properly incurred by the Employee in the discharge of the Employee’s duties will be reimbursed in accordance with Company policy, providing that the expenses are approved in advance.

5.2	Reimbursement of any expenses incurred other than in accordance with this clause will be entirely at the discretion of the Company.

6.	Duties

6.1	The Employee is required to perform the duties and responsibilities consistent with the Position as assigned to the Employee by the Company and as required to properly perform the Position. The Company may vary these duties and responsibilities from time to time. The key duties and responsibilities of the Employee’s role are set out in Schedule 2 of this Agreement.

6.2	The Employee must:

(a)	act in the best interests of the Group at all times;

(b)	carry out and comply with all lawful and reasonable orders and instructions and policies provided to the Employee by the Company or by its directors or authorised officers in relation to the Employment;

(c)	serve the Group faithfully, efficiently and diligently and exercise all due care and skill in the performance of the Employee’s duties;

(d)	refrain from acting or giving the appearance of acting contrary to the interests of the Group;

(e)	not solicit or attempt to persuade any clients of the Group to use the services of any other businesses;

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(f)	carry out all other duties reasonably required by the Company to the best of the Employee’s skills and abilities;

(g)	immediately advise the Company on becoming aware of any matter which may involve wrongdoing by any employee, contractor or officer of the Group or which may adversely affect the interests of the Group;

(h)	conduct himself and dress in a professional and business like manner;

(i)	keep the terms of the Employee’s Remuneration confidential; and

(j)	familiarise himself and comply as necessary with the Constitution of the Company and the constitutions of other Group companies.

6.3	Other appointments

(a)	During the Employment, the Employee may not take up any other employment or engagement without the prior written consent of the Company.

(b)	Without limiting clause 6.3(a), the Employee will not, during the Employment, without the prior written consent of the Company, undertake any appointment, position or work that:

(i)	results in the Employee competing with the Group;

(ii)	otherwise adversely affects the Group; or

(iii)	hinders the Employee’s performance of duties owed to the Company.

6.4	Conflict of interest

(a)	The Employee will ensure that there is no conflict between the Group’s interests and the Employee’s personal interests.

(b)	The Employee will make full and complete disclosure to the Company of the existence, nature and extent of any conflict or potential conflict of interest that the Employee may have in any manner or capacity whatever with the Employee’s duties or obligations under this Agreement.

6.5	The Employee warrants that the Employee does not have any injury, illness or incapacity that would or may prevent the Employee from carrying out the inherent requirements of the Position.

7.	Service

7.1	The Employee is required to devote the whole of the Employee’s time, attention and abilities to his duties and responsibilities during working hours and to act in the best interests of the Group at all times.

7.2	During the Employment, the Employee must not, without the prior written consent of the Company, undertake any other employment, engagement or office.

7.3	Without limiting clause 7.2, the Employee must not at any time during the Employment be in any way directly or indirectly engaged or concerned in any other business or undertaking where there is, or is likely to be, a conflict with the interests of the Group, or where this may adversely affect the efficient discharge of the Employee’s duties and responsibilities.

8.	Hours of Work

8.1	The Employment is on a full time basis.

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8.2	The Employee will be required to work 40 hours per week plus such reasonable additional hours as are necessary to properly perform the Position taking into account its seniority.

8.3	The Employee acknowledges that:

(a)	the remuneration and other benefits set out Schedule 1 to this Agreement include a provision for the reasonable additional hours which the Employee may be required to work; and

(b)	the Employee has no further entitlement to additional payment or time off in lieu of for all such reasonable additional hours worked by the Employee.

9.	Leave

Annual Leave

9.1	The Employee is entitled to 4 weeks’ annual leave for each 12 months of service with the Company.

9.2	Annual leave accrues on a pro-rata basis and is cumulative in accordance with the Act.

9.3	The Company may require the Employee to take an amount of annual leave in accordance with the Act and will endeavour to give the Employee 4 weeks’ notice if the Employee is required to take an amount of leave.

Personal / Carer’s Leave

9.4	The Employee is entitled to 10 days’ paid personal (sick or carer’s) leave for each 12 months of service with the Company.

9.5	Paid personal leave accrues on a pro-rata basis and is cumulative in accordance with the Act.

9.6	The Company may require the Employee to provide a medical certificate in respect of any period of paid personal leave.

9.7	The Employee is not entitled to any payment in respect of untaken paid personal leave on termination of employment.

Parental Leave

9.8	The Employee may be entitled to unpaid parental leave in accordance with the provisions of the Act.

9.9	The Employee may also be eligible for paid parental leave under the terms of the Paid Parental Leave Act 2010 (Cth).

Compassionate leave

9.10	The Employee is entitled to two days’ paid compassionate leave for each permissible occasion.

9.11	A permissible occasion is the death, serious injury or serious illness of a member of the Employee’s immediate family or a member of the Employee’s household.

9.12	Notice of compassionate leave must be given to the Company as soon as reasonably practicable after taking compassionate leave.

Long Service Leave

9.13	The Employee is entitled to long service leave in accordance with the Long Service Leave Act 1992 (Vic).

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10.	Company Policies and Procedures

10.1	The Employee will at all times comply with the Company’s policies and procedures (as amended from time to time).

10.2	For the avoidance of doubt, such policies and procedures do not form part of this Agreement.

11.	Occupational Health and Safety

11.1	The Employee is required to abide by all Company policies, procedures and manuals relating to occupational health and safety.

12.	Intellectual Property

12.1	All Intellectual Property Rights of any nature in any material developed or created by the Employee (whether before or after the date of this Agreement) in the course of the Employee’s employment with the Company, using the Group’s resources or on Company premises, whether created during business hours or not and whether in the course of the normal duties of the Employee or in the course of duties falling outside the Employee’s normal duties but assigned to the Employee, will be the property of the Company upon creation, and the Employee will have no claim to or interest of any nature in such Intellectual Property Rights.

12.2	To the extent necessary, the Employee hereby assigns to the Company absolutely and beneficially the whole of the Employee’s right, title and interest in the world, whether presently existing or which arises at a date after the date of this Agreement in and to any Intellectual Property Rights developed or created by the Employee (whether before or after the date of this Agreement) in the course of the Employee’s employment with the Company, using the Group’s resources or on Company premises, whether created during business hours or not and whether in the course of the normal duties of the Employee or in the course of duties falling outside the Employee’s normal duties but assigned to the Employee (Assigned Intellectual Property Rights).

12.3	The Employee hereby agrees and undertakes to promptly disclose to the Company any Assigned Intellectual Property Rights upon acquisition, creation or development.

12.4	The Employee irrevocably agrees to promptly execute all documents, forms and authorisations and do all acts and things that the Company considers to be necessary or desirable to give effect to this Agreement and to absolutely vest in the Company full right, title and interest in and to all of the Assigned Intellectual Property Rights.

12.5	At the Company’s request and expense, the Employee undertakes to assist the Company, whether during the course of or subsequent to the termination of the Employment, in connection with any controversy or legal proceeding relating to any Assigned Intellectual Property rights and in obtaining domestic or foreign patent or other protection covering the same.

12.6	The Employee hereby irrevocably appoints the Company and each of its directors severally as and to be the attorney of the Employee to do anything and execute any document which the Employee is required to do or execute pursuant to or in connection with the assignment of Intellectual Property Rights under this Agreement and which the Employee has failed to do or execute. This power of attorney is granted to secure the performance of the Employee’s obligations to the Company in relation to the assignment of Intellectual Property Rights under this Agreement.

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Moral Rights

12.7	The Employee consents to the doing of any acts or making of any omissions by the Company, its employees, servants, agents, licensees and assigns that infringe the Employee’s moral rights in any works made by the Employee in the course of the Employment, including:

(a)	not naming the Employee as the author of a work; or

(b)	amending or modifying (whether by changing, adding to or deleting/removing) any part of a work but only if the Employee is not named as the author of the amended or modified work,

whether those acts or omissions occur before, on or after the date of this Agreement.

12.8	The Employee acknowledges that the Employee’s consent to the acts or omissions set out in clause 12.7 is genuinely given without duress of any kind and that the Employee has been given the opportunity to seek legal advice on the effect of giving this consent.

12.9	The Employee’s obligations under this clause 12 survive the termination of the Employment for any reason.

13.	Confidential Information

13.1	The Employee acknowledges that through the course of the Employment or otherwise, the Employee may obtain access to, or become aware of, Confidential Information which is of commercial value to the Group and which is owned by and will at all times remain the property of the Group.

13.2	The Employee must:

(a)	only use the Confidential Information for the purposes of performing, and to the extent necessary to perform, the Employee’s duties in the course of the Employment;

(b)	not memorise, modify, reverse engineer or make copies, notes or records of the Confidential Information for any purpose other than in connection with the performance of the Employee’s duties;

(c)	except as permitted by clause 13.2(a), keep in the strictest confidence all Confidential Information and not disclose to any person any Confidential Information without the consent of the Company;

(d)	not use, or modify any Confidential Information for the Employee’s own use or benefit or the use or benefit of any third party; and

(e)	on termination of the Employment or at the request of the Company at any time, promptly disclose and deliver up to the Company, all Confidential Information including copies in the Employee’s possession, custody or control.

13.3	The Employee’s obligations under this clause 13 survive the termination of the Employment for any reason

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14.	Termination of Employment

14.1	The Company may terminate the Employment at any time by giving the Employee 6 months’ notice in writing.

14.2	The Employee may terminate the Employment at any time by giving the Company 6 months’ notice in writing.

14.3	Following the giving of notice by the Company or the Employee, the Company may:

(a)	make a payment in lieu of notice in respect of part or all of the notice period;

(b)	direct the Employee for part or all of the notice period to do any of the following (whether alone or in combination):

(i)	perform alternative duties; or

(ii)	perform no duties; or

(iii)	not attend for work.

14.4	The Company may terminate the Employment summarily without notice or any further payment to the Employee if the Employee:

(a)	commits serious misconduct;

(b)	commits a serious or persistent breach of any term or condition of this Agreement;

(c)	refuses or fails to comply with a lawful and reasonable directive of the Company;

(d)	engages in any fraudulent or dishonest conduct;

(e)	is intoxicated at work to the extent that the Employee cannot perform the Employee’s duties;

(f)	is convicted of any serious or indictable criminal offence; or

(g)	engages in any conduct which brings or may bring the Group into disrepute;

(h)	is made bankrupt or enters into any composition or arrangement with or for the benefit of his creditors generally.

14.5	On termination of the Employment, the Employee must as soon as practicable:

(a)	return to the Company all property, materials and items belonging to the Company in the Employee’s possession custody or control; and

(b)	resign any office as a director of the Group, and the Employee hereby irrevocably appoints the Company Secretary of the Group as his attorney to do all such acts and things as are necessary to resign on his behalf and give effect to the resignation.

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14.6	If the Employee does not give the Company the period of notice referred to in clause 14.2 in writing or the Employee leaves the Employment during the period of notice, the Employee agrees that the Company is entitled to withhold (to the fullest extent permitted by law) from any monies owing to the Employee an amount representing the salary the Employee would have earned for the number of weeks or days of the notice period that the Employee did not work.

15.	Restrictive Covenant

15.1	The Employee acknowledges that:

(a)	through the course of Employment with the Company, the Employee has and will:

(i)	become possessed of Confidential Information the disclosure or use of which could materially harm the Group and that clause 13 of this Agreement does or may not sufficiently protect the Group’s interests in this regard;

(ii)	be provided with access to and contact with customers of the Group such that the Employee may be in a position to gain special knowledge of such customers and influence or control their custom after termination of the Employee’s employment with the Company; and

(iii)	be in a position to detrimentally impact the Group’s interest in maintaining staff stability;

(b)	the Employee has been afforded the opportunity to obtain legal advice in relation to this Agreement, including without limitation the restraints contained in this clause 15;

(c)	the Employee’s remuneration has been calculated taking into account the Employee’s obligations under this clause 15 and as such part of that remuneration is paid in consideration for the Employee’s compliance with this clause 15.

15.2	During the Restraint Period, the Employee must not, in any capacity including on the Employee’s own account or for or on behalf of any person or entity or in any other way or by any other means:

(a)	in the Restraint Area, participate in, promote, carry on, assist or otherwise be directly or indirectly concerned with or involved in, financially or otherwise (whether as a member, shareholder, unit-holder, director, consultant, advisor, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee, financier or in any other capacity) any business, activity, or operation that is the same as, substantially similar to, or competitive with, the Business or any material part of it;

(b)	canvass or solicit any Customer to provide custom to anyone other than the Group, provide services the same or similar to those provided by the Group to any Customer, or endeavour to do any of those things;

(c)	canvass, solicit, encourage, or induce, or endeavour to canvas, solicit, encourage or induce any Key Person to leave that office, employment, agency or association or to enter into employment or any other association with any other person, firm or company;

(d)	otherwise interfere to the detriment of the Group with its business or the relationship between the Group and any Customer or Key Person.

15.3	For the purposes of this clause:

(a)	the Restraint Period is each of the following periods after the Termination Date separately:

(i)	24 months;

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(ii)	18 months;

(iii)	15 months;

(iv)	12 months;

(v)	9 months;

(vi)	6 months;

(vii)	3 months.

(b)	the Restraint Area is each of the following areas separately;

(i)	Australia, Europe, North America, South America, Asia, India;

(ii)	Australia, Europe, North America;

(iii)	Australia;

(iv)	Victoria;

(v)	Melbourne;

(vi)	within 15 kilometres of the Company’s premises at which the Employee was principally based.

15.4	Each covenant in clauses 15.2 and 15.3 is a separate and independent covenant by the Employee. Each covenant may be combined and each combination is a separate covenant and restriction, although they are cumulative in effect.

15.5	For the avoidance of any doubt, if any of the separate and independent covenants or restrictions set out in this clause is or becomes invalid or unenforceable for any reason:

(a)	clause 18.3 applies; and

(b)	without limiting clause 15.5(a), if the covenant or restriction in question would be valid or enforceable if any activity was deleted or the Restraint Period or Restraint Area was reduced, then that provision must be read down by deleting that activity, or reducing the Restraint Period or Restraint Area, to the minimum extent necessary to achieve that result.

15.6	The Employee acknowledges that each of the restrictions imposed by this clause:

(a)	is reasonable in its extent (as to duration and restrained conduct) having regard to the interests of each party to these terms;

(b)	extends no further, in any respect, than is reasonably necessary for the maintenance and protection of the business of the Group and its goodwill; and

(c)	do not unreasonably restrict the Employee’s right to carry on the Employee’s profession or trade.

15.7	Nothing in this clause precludes the Employee from owning marketable securities of a corporation or trust which are listed on a recognised stock exchange in Australia or elsewhere provided that the Employee holds not more than 5% of the total marketable securities of the corporation or trust.

15.8	The Employee acknowledges that damages may be inadequate compensation for breach of the obligations contained in this clause and the Company may, for itself and on behalf of the Group, seek to restrain, by an injunction or similar remedy, any conduct or threatened conduct by the Employee which is a breach or may constitute a breach of this clause.

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15.9	The Employee’s obligations under this clause 15 survive the termination of the Employment for any reason.

16.	Suspension

16.1	Where the Company considers it necessary, it may direct the Employee not to attend work on full pay, whilst it conducts an investigation into any concerns relating to the Employee’s conduct or performance as an employee or for any other reason.

17.	Governing Law and Jurisdiction

17.1	This Agreement is governed by and is to be construed under the laws in force in Victoria.

17.2	The parties submit to the exclusive jurisdiction of the courts of that State and the Commonwealth of Australia in respect of all matters arising out of or relating to this Agreement, its performance or subject matter.

18.	General Provisions

18.1	This Agreement states all of the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

18.2	No failure, delay, relaxation or indulgent conduct by the Company or the Employee in exercising any power or right conferred upon it under the Agreement will operate as a waiver of that power or right. No single or partial exercise of any power or right precludes any other or future exercise of it, or the exercise of any other power or right under the Agreement.

18.3	If a provision in this Agreement is wholly or partly void, illegal or unenforceable in any relevant jurisdiction that provision or part must, to that extent, be treated as deleted from this Agreement for the purposes of that jurisdiction. This does not affect the validity or enforceability of the remainder of the provision or any other provision of this Agreement.

18.4	The Agreement may not be varied except by written agreement.

18.5	This Agreement continues to apply and bind the Employee and the Company, notwithstanding any variation to the Employee’s position, title, reporting or duties.

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Executed as an agreement

Signed for and on behalf of Carbon Revolution Operations Pty Ltd (ACN 154 435 355) by:)

Managing Director and CEO

Jake Dingle

(Print) Full Name

Signed by Gerard Buckle the presence of:)

Signature of Witness

Signature

Aisha Buckle

(Print) Name of Witness

[redacted] [***]

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Schedule 1 – Remuneration

Fixed Annual Remuneration (FAR):

The Company will pay the Employee an annual salary, inclusive of superannuation of $350,000 Gross.

Discretionary Bonus/Incentive Payments

Short Term Incentive (STI)

The Employee’s total eligible STI is up to 40% of FAR (inclusive of superannuation) that has been paid to The Employee in respect of that financial year and, unless determined otherwise by the Board, will be based on Carbon Revolution’s Group-wide Key Performance Indicators (KPls). The KPls for FY19 will have been set by the time employment commences and performance against these applies equally across the Executive Team, as does the final percentage of target incentive payment associated with achievement. STI payout decisions are at the absolute discretion of the Board.

The Board may also at its absolute discretion determine that a proportion up to 50% of the Employee’s STI will be payable in the form of equity which may take the form of deferred equity (e.g. Rights). The Employee’s eligibility for and participation in the equity component of an STI is subject to the applicable plan rules as determined by the Board, which may include vesting conditions and exercise restrictions. STI plan rules do not form part of the terms of the Employee’s employment.

Cash component of STI will be payable on the nearest pay day after 30 September each year and equity component will be granted according to the applicable plan rules.

Unless specifically agreed to the contrary in writing:

(a)  Payment/grant of any STI is conditional upon the Employee continuing employment by the Company and upon satisfying the relevant eligibility conditions specified above. Payment will be on a pro-rate basis in the Employee’s first year of employment based on the proportion of the year that the Employee has been employed.

(b)  The Employee is not entitled to any pro rata payment/grant of any STI if their employment is terminated prior to the date when the payment/grant is due to be made.

(c)  In order to receive any STI the Employee must be employed on the date that the payment/grant is due to be made and not serving a period of notice at that time.

(d)  The payment/grant of any STI depends on the Board’s assessment of the performance of Carbon Revolution and is not guaranteed.

Long term Incentive (LTl)

Subject to the discretion of the Board and to the rules of the LTl plan in place from time to time, the Employee will be eligible for a maximum long term incentive (LTl) award in respect of each financial year of the Employee’s employment under this contract equivalent to 60% of the actual amount of Fixed Annual Remuneration that has been paid to the Employee in respect of that financial year. Any LTl will be in the form of deferred equity (e.g. Rights or Options). The Employee’s eligibility for and participation in the LTl is subject to the applicable plan rules as determined by the Board, which may include long term performance periods, vesting conditions and exercise restrictions and which may provide that the Employee forfeit any Rights or Options granted if their employment ceases prior to the end of such performance period or lapsing of vesting conditions and exercise restrictions.

(a)  The Company may from time to time in its absolute discretion vary, replace or discontinue any LTI or the plan rules relating to any LTl.

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Employment Agreement

(b)  The operation of any LTl (including its rules, the Employee’s terms of participation, the potential target value of the grant and vesting under the scheme) are at the Company’s absolute discretion and do not form part of the terms of the Employee’s employment.

(c)  The Company has the absolute discretion whether or not to grant to the Employee any incentive award under any LTl and to determine the quantum of any such award.

(d)  The Employee has no legal right to receive any incentive award under any LTI in any period or in any amount. Incentive awards and payments are not part of the Employee’s usual remuneration and will not be taken into account in calculating any payment for leave or entitlement on the termination of employment.

Sign-On Bonus

The Employee will be entitled to a quantity of deferred equity in Carbon Revolution Limited ACN 128 274 653 equivalent to 75% of their FAR, which will vest on completion of two years’ service.

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Employment Agreement

Schedule 2 – Key Duties and Responsibilities of the Position

Position Title:	Chief Financial Officer
Reports to (role):	Chief Executive Officer	Effective date: [02/09/2019]
Direct reports:	Carbon Revolution Finance and IT Team

Position purpose:

●	To set up and lead the financial, business systems, risk management and administrative functions across the business

●	To oversee the selection and implementation of key business systems

●	To work directly with the CEO and Board to ensure that budgets, forecasts and all financial management and reporting functions are functioning appropriately and accurately

●	To participate in all required Board meetings and processes including strategic planning processes

●	To set up and lead all major purchasing and selling contracts including the management of all currency and commodity pricing elements

Responsibilities:

●	Management of core finance and accounting streams

○	Manufacturing accounting and reporting, incl. BOMs and standard costing, variance analysis, inventory control and tracking etc.

○	Management accounting and monthly performance reporting

○	Financial accounting

○	Accounts Payable, Accounts Receivable, Payroll
○	Cash management – short term and long term

●	Management of all Government funding programs and grant schemes

●	Set up and run all treasury and hedging processes – FX, Commodity purchasing, cash management, including the preparation of policies for Board approval

●	Establish optimal financing structure, including the use of equipment, trade and other finance or debt facilities

●	Risk management – with General Counsel, develop and maintain company risk management processes including financial, systems, hazards

●	Process and systems development, ERP selection and implementation in accordance with business requirements

●	Set-up and manage business infrastructure - IT and all back-office systems – management of inhouse and external resources and responsibility for overall integrity and risk management in these systems

●	Administration of Board processes – meetings including agendas, papers, submissions, minutes

●	Support CEO and Chairman with stakeholder management, including investor sessions and discussions, presentations to government, financier, major customers and industrial partners.

●	Direct involvement in all capital raising or other M&A activity including the provision of key financial and related information

●	Key internal interfaces – Full Executive Team, Board

●	External interfaces – accounting advisors, transaction & capital raising service providers, shareholders, potential investors, Government departments, legal advisors, insurance providers, commercial bank(s), suppliers, customers, ICT service provider, data-centre/cloud provider, Deakin IT Group

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Employment Agreement

Position Requirements:

Skills:

●	Experienced finance executive with substantial CFO experience

●	Able to lead and build a financial team in a high growth environment

●	Able to understand and optimise a multi-currency and multi-channel company

●	Capable at detailed “hands on” level and able to transition to an appropriately resourced team in line with business growth

●	Big picture thinker, able to participate actively in strategy development and implementation

Knowledge:

●	Australian and International accounting standards

●	Tax law

●	International trade agreements between Australia and key trading partners

Qualifications/ Education:

●	Chartered Accountant

●	Company Director skills considered favourable

Attributes:

●	Pro-active and experienced in change management and rapid growth situations

●	Strong communication skills and able to work well in a dynamic team environment

●	Strategic and structured thinker - able to challenge strategic direction in Board environment

●	High levels of energy and able to deal with multiple workstreams effectively

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